NEWS RELEASE

Industrial Services of America, Inc. expects third quarter earnings range of $0.34 to $0.36

LOUISVILLE, Ky. (September 22, 2008) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets recyclable commodities and offers programs and equipment to help businesses manage wastes, today announced financial guidance for the third quarter and first nine months of 2008.

Based on actual results and projected trends, the Company said third quarter earnings are expected to be in the range of $0.34 to $0.36 per share.  Basic and diluted earnings for the third quarter of 2007 were $.11 per share, or $383,159. Total revenues for the year-earlier quarter were $17.9 million.

For the first nine months of 2008, the company estimated its EPS would be in the $1.10 to $1.12 range.  During the first nine months of 2007, basic and diluted earnings were $.55 per share, or $1,997,538.

"We will be increasing our ferrous material inventory in the fourth quarter as our shredder will be in place at the first of the year to process this material with plans to sell this material in the first quarter as we believe pricing will be stronger," said Chairman and CEO Harry Kletter. "We have an optimistic outlook for strong ferrous market pricing due to the long-term shortage," he said.

The Company's 2008 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets.  Additionally, the company offers commercial, industrial and business customers a variety of programs and equipment to efficiently manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results.  Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business, loss of customers and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.